EX-99.23.m.ix




                                   CCMI FUNDS
                                DISTRIBUTION PLAN
                      (as amended effective August 4, 2003)

     This Distribution Plan ("Plan") is adopted as of February 14, 2002, by the Board of Trustees of CCMI FUNDS (the "Trust"), a Massachusetts business trust with respect to each series of the Trust (the "Funds") set forth in exhibits hereto.

     1. This Plan is adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended ("Act"), so as to allow the Trust to make payments as contemplated herein, in conjunction with the distribution of shares of the Funds ("Shares").

     2. This Plan is designed to finance activities of Unified Financial Securities, Inc. ("UFS") principally intended to result in the sale of Shares to include: (a) providing incentives to financial institutions ("Financial Institutions") to sell Shares; (b) advertising and marketing of Shares to include preparing, printing and distributing prospectuses and sales literature to prospective shareholders and with Financial Institutions; and (c) implementing and operating the Plan. In compensation for services provided pursuant to this Plan, UFS will be paid a fee in respect of the following Funds set forth on the applicable exhibit.

     3. Any payment to UFS in accordance with this Plan will be made pursuant to the Distribution Agreement entered into by the Trust, the Trust's adviser and UFS. Any payments made by UFS to Financial Institutions with funds received as compensation under this Plan will be made pursuant to an agreement entered into by UFS and the Institution ("Financial Institution Agreement").

     4. UFS has the right (i) to select, in its sole discretion, the Financial Institutions to participate in the Plan and (ii) to terminate without cause and in its sole discretion any Financial Institution Agreement.

     5. Quarterly in each year that this Plan remains in effect, UFS shall prepare and furnish to the Board of Trustees of the Trust, and the Board of Trustees shall review, a written report of the amounts expended under the Plan and the purpose for which such expenditures were made.

     6. This Plan shall become effective with respect to each Fund (i) after approval as required by Rule 12b-1 under the Act as in effect on the date of the execution hereof; and (ii) upon execution of an exhibit adopting this Plan with respect to such Fund.

     7. This Plan shall remain in effect with respect to each Fund presently set forth on an exhibit and any subsequent Funds added pursuant to an exhibit during the initial year of this Plan for the period of one year from the date set forth above and may be continued thereafter if this Plan is approved with respect to each Fund at least annually by a majority of the Trust's Board of Trustees and a majority of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such Plan. If this Plan is adopted with respect to a Fund after the first annual approval by the Trustees as described above, this Plan will be effective as to that Fund upon execution of the applicable exhibit pursuant to the provisions of paragraph 6(ii) above and will continue in effect until the next annual approval of this Plan by the Trustees and thereafter for successive periods of one year subject to approval as described above.

     8. All material amendments to this Plan must be approved by a vote of the Board of Trustees of the Trust and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on it.

     9. This Plan may not be amended in order to increase materially the costs that the Funds may bear for distribution pursuant to the Plan without being approved by a majority vote of the outstanding voting securities of the Funds as defined in Section 2(a)(42) of the Act.

     10. This Plan may be terminated with respect to a particular Fund at any time by: (a) a majority vote of the Disinterested Trustees; or (b) a vote of a majority of the outstanding voting securities of the particular Fund as defined in Section 2(a)(42) of the Act; or (c) by UFS on 60 days' notice to the Trust.

     11. While this Plan shall be in effect, the selection and nomination of Disinterested Trustees of the Trust shall be committed to the discretion of the Disinterested Trustees then in office.

     12. All agreements with any person relating to the implementation of this Plan shall be in writing and any agreement related to this Plan shall be subject to termination, without penalty, pursuant to the provisions of Paragraph 10 herein.

     13. This Plan shall be construed in accordance with and governed by the laws of the State of Indiana.

                                    EXHIBIT A
                                     to the
                                Distribution Plan
                                   CCMI FUNDS
                                 CCMI Bond Fund

     This Distribution Plan was adopted by CCMI FUNDS with respect to the Class of Shares of the portfolio of the Trust set forth above on March 1, 2002. This Exhibit has been amended as of August 4, 2003 as a result of a change in the CCMI FUNDS' distributor.

     In compensation for the services provided pursuant to this Plan, UFS will be paid a monthly fee computed at the annual rate of 0.25% of the average aggregate net asset value of the CCMI Bond Fund held during the month.

     Witness the due execution hereof as of the 1st day of August, 2003.



                                   CCMI FUNDS


                                   By: /s/ Carol J. Highsmith
                                      --------------------------------
                                      Name:  Carol J. Highsmith
                                      Title:  Assistant Secretary

                                    EXHIBIT B
                                     to the
                                Distribution Plan

                                   CCMI FUNDS
                    CCMI Tax-Exempt North Carolina Bond Fund

     This Distribution Plan is adopted by CCMI FUNDS with respect to the shares of the Fund set forth above as of December 8, 2003.

     In compensation for the services provided pursuant to this Plan, UFS will be paid a monthly fee computed at the annual rate of 0.25% of the average aggregate net asset value of the CCMI Tax-Exempt North Carolina Bond Fund held during the month.

     Witness the due execution hereof as of December 8, 2003.



                                  CCMI FUNDS


                                  By: /s/ Carol J. Highsmith
                                     ---------------------------------------
                                     Carol J. Highsmith, Assistant Secretary